Exhibit 21.1

List of Company Subsidiaries

Entity	State of Incorporation/Formation
NuZee Korea Ltd	South Korea
NuZee Investment Co., Ltd	Japan
NuZee LATIN AMERICA, S.A. de C.V.	Mexico
Contlus, Inc.	Japan